For Immediate Release

OVERSEAS SHIPHOLDING GROUP, INC. ANNOUNCES PRICING OF PUBLIC OFFERING OF SENIOR NOTES

New York – March 24, 2010 – Overseas Shipholding Group, Inc. (NYSE: OSG) (“OSG”), announced today that it has priced its public offering of $300 million in aggregate principal amount of senior unsecured notes due 2018 (the “Notes”), which will bear interest at a rate of 8.125% per year.  The Notes are being sold to the public at a price equal to 98.563% of par.  The offering is expected to close on March 29, 2010, subject to customary closing conditions.  OSG intends to use the net proceeds from the offering to reduce outstanding indebtedness under its unsecured revolving credit facility.

Citigroup Global Markets Inc., Morgan Stanley & Co. Incorporated and HSBC Securities (USA) Inc. are acting as joint book-running managers for the offering. A copy of the preliminary prospectus supplement and the accompanying base prospectus, which is filed as part of OSG’s effective shelf registration statement on Form S-3 (File No. 333-165592), may be obtained from:

Citigroup Global Markets Inc. Attention: Prospectus Department Brooklyn Army Terminal 140 58th Street, 8th Floor Brooklyn, New York 11220 (800) 831-9146	Morgan Stanley & Co. Incorporated Attention: Prospectus Department 180 Varick Street New York, New York 10014 prospectus@morganstanley.com	HSBC Securities (USA) Inc. Attention: Prospectus Department 452 Fifth Avenue New York, New York 10018 (866) 811-8049

An electronic copy of the preliminary prospectus supplement and the accompanying base prospectus may also be obtained at no charge at the Securities and Exchange Commission’s website at www.sec.gov.

The notes are being offered pursuant to an effective registration statement that OSG previously filed with the Securities and Exchange Commission. This press release does not constitute an offer to sell or a solicitation of an offer to buy the securities described herein, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the laws of such jurisdiction. The offering of the notes will be made only by means of a preliminary prospectus supplement and the accompanying base prospectus, which is filed as part of OSG’s effective shelf registration statement on Form S-3 (File No. 333-165592).

FORWARD-LOOKING STATEMENTS

This release contains forward-looking statements regarding OSG's prospects and the impact this may have on OSG and prospects of OSG’s strategy of being a market leader in the segments in which it competes. Factors, risks and uncertainties that could cause actual results to differ from the expectations reflected in these forward-looking statements are described in OSG’s Annual Report for 2009 on Form 10-K, the prospectus supplement and other reports filed with the Securities and Exchange Commission.

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666 Third Avenue, New York, NY 10017

Corporate Communications
Tel: +1 212 578 1699 / Fax: +1 212 578 1670

Contact Information
For more information contact: Jennifer L. Schlueter, Vice President Corporate Communications and Investor Relations, OSG Ship Management, Inc. at +1 212.578.1699.

About OSG
Overseas Shipholding Group, Inc. (NYSE: OSG), a Dow Jones Transportation Index company, is one of the largest publicly traded tanker companies in the world.  As a market leader in global energy transportation services for crude oil, petroleum and gas products in the U.S. and International Flag markets, OSG is committed to setting high standards of excellence for its quality, safety and environmental programs.  OSG is recognized as one of the world’s most customer-focused marine transportation companies and is headquartered in New York City, NY.  More information is available at www.osg.com.

666 Third Avenue, New York, NY 10017

Corporate Communications
Tel: +1 212 578 1699 / Fax: +1 212 578 1670